Exhibit 5.1

November 16, 2012

Cynosure, Inc.

5 Carlisle Road

Westford, Massachusetts 01886

Re:	Prospectus Supplement to Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is furnished to you in connection with (i) the Registration Statement on Form S-3 (File No. 333-184216) (the “Registration Statement”) filed by Cynosure, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) for the purpose of registering with the Commission under the Securities Act of 1933, as amended (the “Securities Act”), shares of the Company’s class A common stock, par value $0.001 per share (the “Common Stock”), which may be issued and sold by the Company at an aggregate initial offering price not to exceed $100,000,000, and 2,938,628 shares of Common Stock which may be sold by certain selling stockholders of the Company, from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, as set forth in the Registration Statement, the prospectus contained therein; (ii) the preliminary prospectus supplement, dated November 12, 2012 (the “Preliminary Prospectus Supplement”); and (iii) the prospectus supplement, dated November 16, 2012 (the “Final Prospectus Supplement”), relating to (a) the issuance and sale by the Company pursuant to the Registration Statement of up to 2,840,000 shares of Common Stock (including 240,000 shares of Common Stock issuable upon exercise of an option granted by the Company) (collectively, the “Company Shares”), and (b) the sale by El.En. S.p.A., an Italian corporation, as selling stockholder (the “Selling Stockholder”), of up to 840,000 shares of Common Stock (including 240,000 shares of Common Stock issuable upon exercise of an option granted by the Selling Stockholder) (collectively, the “Selling Stockholder Shares,” and together with the Company Shares, the “Shares”).

The Shares are to be sold by the Company and the Selling Stockholder pursuant to the underwriting agreement, dated as of November 16, 2012 (the “Underwriting Agreement”), by and among the Company, the Selling Stockholder and Leerink Swann LLC, as underwriter, the form of which will be filed with the Commission as Exhibit 1.1 to the Company’s Current Report on Form 8-K dated November 16, 2012.

We are acting as counsel for the Company in connection with the issue and sale by the Company of the Company Shares and in connection with the sale by the Selling Stockholders of the Selling Stockholder Shares, pursuant to the Underwriting Agreement.

Cynosure, Inc. November 16, 2012 Page 2

We have examined and relied upon a signed copy of the Registration Statement and copies of the Preliminary Prospectus Supplement and Final Prospectus Supplement (collectively, the “Prospectus Supplements”), each as filed with the Commission. We have also examined and relied upon the Underwriting Agreement, minutes of meetings of the stockholders and the Board of Directors of the Company as provided to us by the Company, including committees thereof, of the Company as provided to us by the Company, the Certificate of Incorporation and By-laws of the Company, each as restated and/or amended to date, and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

Our opinion expressed in clause (ii) below, insofar as it relates to the Selling Stockholder Shares being fully paid, is based solely on an officer’s certificate of the Company, executed and delivered to us by an executive officer of the Company, confirming the Company’s receipt of the consideration called for by the applicable resolutions authorizing the issuance of such shares.

We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the Commonwealth of Massachusetts, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

Based upon and subject to the foregoing, we are of the opinion that (i) the Company Shares have been duly authorized for issuance and, when the Company Shares are issued and paid for in accordance with the terms and conditions of the Underwriting Agreement, the Company Shares will be validly issued, fully paid and nonassessable, and (ii) the Selling Stockholder Shares have been duly authorized and are validly issued, fully paid and nonassessable.

It is understood that this opinion is to be used only in connection with the offer and sale of the Company Shares and Selling Stockholder Shares while the Registration Statement is in effect and may not be used, quoted or relied upon for any other purpose nor may this opinion be furnished to, quoted to or relied upon by any other person or entity, for any purpose, without our prior written consent.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

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We hereby consent to the filing of this opinion in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act with the Commission as an exhibit to the Current Report on Form 8-K to be filed by the Company in connection with the sale of the Shares and to the use of our name in the Prospectus Supplements under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

WILMER CUTLER PICKERING HALE AND DORR LLP

By:	/s/ Jason L. Kropp
Jason L. Kropp, a Partner